Exbibit 23.1.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 3, 2026, relating to (i) the consolidated financial statements of The Dow Chemical Company and subsidiaries (“TDCC”), and (ii) the effectiveness of TDCC’s internal control over financial reporting, appearing in the Annual Report on Form 10-K, filed jointly by Dow Inc. and The Dow Chemical Company, for the year ended December 31, 2025.

/s/ DELOITTE & TOUCHE LLP
Midland, Michigan
April 24, 2026